Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FIRST QUARTER RESULTS

REVENUE OF $57.5 MILLION

EARNINGS PER SHARE OF $0.80

Bridgewater, MA – January 7, 2016 – Chase Corporation (NYSE MKT: CCF) today reported revenue of  $57.48 million for the quarter ended November 30, 2015.  This is an increase of $1.55 million or 2.8% compared to $55.93 million in the same quarter of the last fiscal year.  Net income attributable to Chase Corporation of $7.45 million in the current quarter increased $0.54 million or 7.9% from $6.91 million in the prior year first quarter.  Earnings per diluted share of $0.80 in the first quarter of fiscal 2016 represented an increase of $0.06 compared to $0.74 per diluted share in fiscal 2015. Adjusted EBITDA in the current quarter increased $1.06 million, or 7.8%, to $14.61 million, compared to $13.55 million in the first quarter of last year.

Included in the current year first quarter results are both a gain on the sale of our RodPack® wind energy business (pre-tax gain of $1.03 million) and the write-down of certain assets under construction (pre-tax expense of $0.37 million), each of which related to our structural composites product line, which is part of our Industrial Materials segment. These two non-recurring items accounted for a net post-tax increase of $0.43 million, or $0.05 per diluted share, in Net income attributable to Chase Corporation for the quarter ended November 30, 2015.

Adam P. Chase, President and Chief Executive Officer, commented,

“We continue to experience economic headwinds, with the strong dollar, weakness in China and depressed commodity prices all leading to lower demand in some of our relevant markets.

“Despite the challenges, we had some bright spots and a favorable sales mix. In the Industrial Materials segment, there was continued strength in pulling and detection products driven by domestic broadband infrastructure work.  Automotive-related sales for electronic and industrial coatings in Mexico and Eastern Europe remained healthy, along with the contribution from the specialty chemical intermediates products acquired last fiscal year.

“Middle East project demand remained solid in the Construction Materials segment, but below last year’s first quarter volume.   Orders picked up at the end of the calendar year, and we have a respectable backlog entering the second quarter.  Favorable weather conditions in the Northeast helped to extend the construction season and benefited our bridge and highway product sales. We also continued to see coating and lining systems product demand growth for use in architectural and general waterproofing applications.”

Mr. Chase further commented,

“Preparations began for the demolition of our founding site in Randolph, MA, that has been idle for several years now.  We will begin marketing the site for sale, and expect the demolition work to be completed by the end of the third quarter.  As a result, we will begin incurring expenses in the second fiscal quarter for this project and will recognize them as an adjustment to EBITDA, as will the proceeds from an eventual sale.

“In the first quarter, we sold our RodPack wind energy business. We will provide ongoing development support to the buyer, for which we will receive additional consideration upon the completion of services.

“Our balance sheet is strong and M&A remains a key focus.   We continue to employ a disciplined approach to find transactions with the right value propositions.”

The following table summarizes the Company’s financial results for the three months ended November 30, 2015 and 2014.

	For the Three Months Ended
	November 30,
All figures in thousands, except per share figures	2015	2014
Revenue	$57,478	$55,933
Costs and Expenses
Cost of products and services sold	34,717	34,480
Selling, general and administrative expenses	11,510	10,795
Write-down of certain assets under construction	365	—
Operating income	10,886	10,658
Gain on sale of business	1,031	—
Other income (expense), net	(281)	111
Income before income taxes	11,636	10,769
Income taxes	4,187	3,769
Net income	$7,449	$7,000
Net (income) loss attributable to non-controlling interest	—	(95)
Net income attributable to Chase Corporation	$7,449	$6,905
Net income per diluted share	$0.80	$0.74
Weighted average diluted shares outstanding	9,283	9,222
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$7,449	$6,905
Interest expense	250	274
Income taxes	4,187	3,769
Depreciation expense	1,473	1,417
Amortization expense	1,916	1,183
EBITDA	$15,275	$13,548
Gain on sale of business	(1,031)	—
Write-down of certain assets under construction	365	—
Adjusted EBITDA	$14,609	$13,548

As of November 30, 2015, the Company’s net working capital was approximately $83 million, including cash on hand of $51.5 million. The outstanding balance of the Company’s term debt was $49.7 million and the Company’s $15 million line of credit was fully available.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:508.819.4219

E-mail:investorrelations@chasecorp.com

Website:www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.